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[CREDIT SUISSE LETTERHEAD]

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                 PROXICOM, INC.

                                       AT

                              $5.75 NET PER SHARE

                                       BY

                             PFC ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                          COMPAQ COMPUTER CORPORATION

                                                                     May 3, 2001

To Brokers, Dealers, Commercial Banks,
   Trust Companies and Other Nominees:

     We have been appointed by PFC Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Compaq Computer Corporation ("Compaq"), to act as Dealer Manager in connection with its offer to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Proxicom, Inc., a Delaware corporation ("Proxicom"), at $5.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated May 3, 2001 and the related Letter of Transmittal (which together constitute the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger dated as of April 26, 2001 (the "Merger Agreement") among Compaq, the Purchaser and Proxicom. The Merger Agreement provides, among other things, that following the completion of the Offer the Purchaser will be merged into Proxicom (the "Merger"). As a result of the Merger, Proxicom will continue as the surviving corporation and will become a direct, wholly owned subsidiary of Compaq.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. Offer to Purchase dated May 3, 2001;

     2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

     3. The letter to shareholders of Proxicom from Raul Fernandez, Chairman and Chief Executive Officer of Proxicom, accompanied by Proxicom's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission, which includes the recommendation of the Board of Directors of Proxicom that Proxicom shareholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer;

     4. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to EquiServe Trust Company, N.A. (the "Depositary"), the Depositary for the Offer, by the Expiration Date (as defined in the Offer to Purchase);
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     5. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

     6. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 31, 2001, UNLESS THE OFFER IS EXTENDED.

     The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding materials to your customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 midnight, New York City time, on Thursday, May 31, 2001.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                         Very truly yours,

                                         Credit Suisse First Boston Corporation

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE PURCHASER, COMPAQ, PROXICOM, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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